SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)

IMMERSION CORPORATION.

(Name of Issuer)

COMMON STOCK, Par Value $0.001 Per Share

(Title of Class of Securities)

452521107

(CUSIP Number)

December 31, 2008

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 452521107	Page 2 of 14 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER None (See Item 4)
6 SHARED VOTING POWER None
7 SOLE DISPOSITIVE POWER None (See Item 4)
8 SHARED DISPOSITIVE POWER None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON None (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not Applicable	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 452521107	Page 3 of 14 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER None
6 SHARED VOTING POWER None (See Item 4)
7 SOLE DISPOSITIVE POWER None
8 SHARED DISPOSITIVE POWER None (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON None (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not Applicable	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 452521107	Page 4 of 14 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global Investments, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER None
6 SHARED VOTING POWER None (See Item 4)
7 SOLE DISPOSITIVE POWER None
8 SHARED DISPOSITIVE POWER None (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON None (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not Applicable	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 452521107	Page 5 of 14 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER None
6 SHARED VOTING POWER None (See Item 4)
7 SOLE DISPOSITIVE POWER None
8 SHARED DISPOSITIVE POWER None (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON None (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not Applicable	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 452521107	Page 6 of 14 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Asset Management L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER None (See Item 4)
6 SHARED VOTING POWER None
7 SOLE DISPOSITIVE POWER None (See Item 4)
8 SHARED DISPOSITIVE POWER None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON None (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not Applicable	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 452521107	Page 7 of 14 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Dmitry Balyasny
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER None (See Item 4)
6 SHARED VOTING POWER None
7 SOLE DISPOSITIVE POWER None (See Item 4)
8 SHARED DISPOSITIVE POWER None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON None (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not Applicable	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Item 1	(a)	Name of Issuer:

IMMERSION CORPORATION (the “Company”)

	(b)	Address of Issuer’s Principal Executive Offices:

801 Fox Lane San Jose, California 95131

Item 2	(a) – (c)	This statement is filed on behalf of the following:

(1) Atlas Master Fund, Ltd., a Cayman Islands corporation (“AMF”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies.

(2) Atlas Global, LLC, a Delaware limited liability company (“AG”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AG owns 10.59% of the equity interests in AMF.

(3) Atlas Global Investments, Ltd., a Cayman Islands corporation (“AGI”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AGI owns 84.59% of the equity interests in AMF.

(4) Atlas Institutional Fund, Ltd., a Cayman Islands corporation (“AIF”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AIF owns 4.82% of the equity interests in AMF.

(5) Balyasny Asset Management L.P., a Delaware limited partnership (“BAM”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. BAM is the sole managing member of AG and is the investment manager to each of AG, AGI and AIF.

(6) Dmitry Balyasny, a United States citizen whose business address is 181 West Madison, Suite 3600, Chicago, IL 60602. Dmitry Balyasny is the sole managing member of the general partner of BAM.

	(d)	Title of Class of Securities:

Common Stock, Par Value $0.001 per Share

	(e)	CUSIP Number:

452521107

Page 8 of 14 Pages

Item 3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Item 4	Ownership:

AMF

	(a)	Amount Beneficially Owned:

None

	(b)	Percent of Class:

0.00%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

None

(iv) shared power to dispose or to direct disposition of:

None

AG

	(a)	Amount Beneficially Owned:

None

	(b)	Percent of Class:

0.00%

Page 9 of 14 Pages

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

None

	(ii)	shared power to vote or to direct vote:

None

	(iii)	sole power to dispose or direct disposition of:

None

	(iv)	shared power to dispose or to direct disposition of:

None

AGI

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

	(i)	sole power to vote or to direct vote:

None

	(ii)	shared power to vote or to direct vote:

None

	(iii)	sole power to dispose or direct disposition of:

None

	(iv)	shared power to dispose or to direct disposition of:

None

Page 10 of 14 Pages

AIF

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

None

(iv) shared power to dispose or to direct disposition of:

None

BAM

(a)	Amount Beneficially Owned:

None

(b)	Percent of Class:

0.00%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

Page 11 of 14 Pages

		(ii)	shared power to vote or to direct vote:

None

		(iii)	sole power to dispose or direct disposition of:

None

		(iv)	shared power to dispose or to direct disposition of:

None

Dmitry Balyasny

	(a)	Amount Beneficially Owned:

None

	(b)	Percent of Class:

0.00%

	(c)	Number of Shares as to which person has:

		(i)	sole power to vote or to direct vote:

None

		(ii)	shared power to vote or to direct vote:

None

		(iii)	sole power to dispose or direct disposition of:

None

		(iv)	shared power to dispose or to direct disposition of:

None

Item 5	Ownership of Five Percent or Less of a Class:

Applicable

Page 12 of 14 Pages

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8	Identification and Classification of Members of the Group:

Not Applicable

Item 9	Notice of Dissolution of Group:

Not Applicable

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 13 of 14 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 17, 2009.

ATLAS MASTER FUND, LTD.		ATLAS INSTITUTIONAL FUND LTD.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS GLOBAL, LLC		BALYASNY ASSET MANAGEMENT L.P.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS GLOBAL INVESTMENTS, LTD.		DMITRY BALYASNY

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Representative and Executive Officer

Page 14 of 14 Pages